As filed with the Securities and Exchange Commission on March 12, 2024

Registration No. 333-260828

Registration No. 333-270285

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4 TO FORM S-3 REGISTRATION STATEMENT NO. 333-260828

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-270285

UNDER

THE SECURITIES ACT OF 1933

SCIENCE 37 HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-4278203
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Park Offices Drive, Suite 3606

Research Triangle Park, North Carolina 27709

(984) 377-3737

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christine Pellizzari

Chief Legal and Human Resources Officer

Science 37 Holdings, Inc.

800 Park Offices Drive, Suite 3606

Research Triangle Park, NC 27709

(984) 377-3737

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jurgita Ashley

Thompson Hine LLP

3900 Key Center

127 Public Square

Cleveland, Ohio 44114

(216) 566-5500

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE — DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by Science 37 Holdings, Inc. (“Science 37”) relate to the following Registration Statements on Form S-3 (together, the “Registration Statements”):

•	Registration Statement No. 333-260828, originally filed by Science 37 with the Securities and Exchange Commission (the “SEC”) on November 5, 2021 and declared effective by the SEC January 25, 2022 (as converted pursuant to Post-Effective Amendment No. 3 to Form S-1 on Form S-3, filed with the SEC on March 6, 2023 and declared effective March 8, 2023), registering the offer and sale from time to time by the selling securityholders named in the prospectus forming part of the Registration Statement (the “Selling Securityholders”) of up to 5,178,813 shares of common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) up to 1,000,000 shares of Common Stock issued in a private placement pursuant to subscription agreements entered into on May 6, 2021; (ii) up to 100,113 shares of Common Stock originally issued in a private placement to LifeSci Holdings, LLC (the “Sponsor”) and certain other holders of common stock of LifeSci Acquisition II Corp.; (iii) up to 157,323 shares of Common Stock originally issued to the Sponsor in exchange for private warrants in connection with the business combination on May 6, 2021; and (iv) up to 3,921,377 shares of Common Stock issued or issuable to certain former stockholders and other securityholders of Science 37, Inc. in connection with or as a result of the consummation of the business combination, consisting of (a) up to 2,848,897 shares of Common Stock, (b) up to 625,000 shares of Common Stock that holders had the contingent right to receive upon the achievement of certain stock price-based vesting conditions, and (c) 447,480 shares of Common Stock that may be issued upon exercise of outstanding options; and

•	Registration Statement No. 333-270285, filed by Science 37 with the SEC on March 6, 2023 and declared effective by the SEC on March 13, 2023, registering the issuance and sale by Science 37 of up to $100,000,000 in aggregate offering price of any combination of Science 37’s Common Stock, preferred stock, debt securities, depositary shares, warrants, purchase contracts, units and/or subscription rights.

Science 37 effected a one-for-twenty (1-for-20) reverse stock split (the “Reverse Stock Split”) of its outstanding Common Stock effective December 8, 2023 at 12:01 a.m. Eastern Time. All share amounts in these Post-Effective Amendments are presented on a post-Reverse Stock Split basis.

On March 12, 2024, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 28, 2024 (the “Merger Agreement”), by and among eMed, LLC, a Delaware limited liability company (“eMed”), Marlin Merger Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of eMed (“Purchaser”), and Science 37, Purchaser merged with and into Science 37, with Science 37 surviving as a wholly-owned subsidiary of eMed.

As a result of the transactions contemplated by the Merger Agreement, Science 37 has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with undertakings made by Science 37 in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statements that remain unsold at the termination of the offering, Science 37 hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but remaining unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by Science 37 pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Research Triangle Park, State of North Carolina, on March 12, 2024.

SCIENCE 37 HOLDINGS, INC.

By:	/s/ David Coman
Name: David Coman
Title: Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.